Exhibit 99.1

PolarityTE Receives Allowance for Additional U.S. Patent

PolarityTE’s U.S. Patent Portfolio is Growing with Allowance of U.S. Patent Application No. 16/165,169

SALT LAKE CITY, February 3, 2021 — PolarityTE, Inc. (Nasdaq: PTE) is pleased to report the U.S. Patent and Trademark Office (USPTO) has issued a Notice of Allowance for U.S. Application No. 16/165,169 filed on October 19, 2018. This is the Company’s second patent allowance in the United States. The newly allowed claims provide additional protection for methods of making skin-regenerative compositions with the Company’s minimally polarized functional unit (MPFU) technology as well as methods of treatment utilizing the compositions.

Additionally, a decision to grant Patent Application No. PI 2017701990 was recently issued in Malaysia. The allowed claims in Malaysia cover the same minimally polarized functional unit compositions as those patented in the United Kingdom.

This news brings the Company’s total number of allowed patent applications and granted patents worldwide to nine. The Company continues to pursue additional patent applications in the United States and abroad related to its regenerative technologies, including SkinTE®.

David Seaburg, Chief Executive Officer, commented, “The allowance of PolarityTE’s second U.S. patent is yet another step in protecting our valuable regenerative medicine assets, most notably SkinTE.” Mr. Seaburg continued, “This achievement further bolsters our patent portfolio and speaks to the steadfast efforts of the entire organization, including our intellectual property team.”

Jennifer Burdman, Chief Intellectual Property Officer, commented, “As we’ve always said, the process of patent prosecution takes time and we are committed to the investment of our time and resources to protect PolarityTE’s patentable innovations through this process. We are now seeing our efforts pay off and are pleased that the USPTO has now twice recognized the patentability of our MPFU-related innovations.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE®

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697